EXHIBIT 99.1

Behringer Harvard Invests in Luxury
Multifamily Community in Fort Myers, Florida

DALLAS, October 8, 2009 — Behringer Harvard announced today its investment in the senior mortgage debt on The Palms of Monterrey, a 408-unit, resort-style multifamily community situated on a 28-acre site in Fort Myers, which is on Florida’s southwest coast in Lee County, approximately 100 miles south of Tampa.

“A previous owner of the property obtained the senior mortgage on The Palms of Monterrey to fund a conversion of the apartment community into condominiums. However, changing market conditions subsequently interfered with the borrower’s plans, and the completed condominium units were never sold,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “This situation enabled us to acquire the senior mortgage debt at a discount and refocus the property as rental apartments.”

Constructed in 2001 at 15250 Sonoma Drive, the gated community consists of 17 three-story residential buildings, a clubhouse with a business center, a fitness center with racquetball facility, a lighted tennis court, a playground, two heated pools and a poolside hot tub. Units feature one, two or three bedrooms and range in size from 1,008 to 1,496 square feet.

The Palms of Monterrey is less than a mile from HealthPark Medical Center, an area employment center that includes a 270-bed acute care facility and the only comprehensive children’s health care center between Tampa and Miami. Residents also are only minutes from the gleaming white sands of Fort Myers Beach and the Sanibel and Captiva islands, as well as many hospitality-industry employers.

“We are pleased to make this investment with highly respected partners that have proved their mettle in the marketplace,” said Mr. Gillespie. The investment in The Palms of Monterrey was made by Behringer Harvard Opportunity REIT II, Inc., a public non-listed real estate investment trust, in a partnership with DeBartolo Development and Christian Tyler Properties, LLC.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Michelle Bashor Richards Partners michelle_bashor@richards.com 214.891.2980	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312